Exhibit 99.1

        SANGAMO BIOSCIENCES REPORTS 2006 FIRST QUARTER FINANCIAL RESULTS

     RICHMOND, Calif., May 1 /PRNewswire-FirstCall/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO) today reported financial results for the quarter ended March 31, 2006. The consolidated net loss was $2.7 million, or $0.09 per share, as compared to a net loss of $3.6 million, or $0.14 per share, in the same period of 2005. At March 31, 2006, the company had cash, cash equivalents, investments and interest receivable of $42.7 million.

     Revenues for the first quarter of 2006 were $2.1 million as compared to first quarter 2005 revenues of $256,000. First quarter 2006 revenues were from Sangamo's partnerships in the areas of plant agriculture, federal government research grants, enabling technologies and human therapeutics.

     Total first quarter 2006 operating expenses were $5.3 million as compared to $3.8 million in the prior year period. Research and development expenses were $3.6 million for the three months ended March 31, 2006 as compared to $2.7 million for the first quarter of 2005. General and administrative expenses were $1.8 million for the first quarter of 2006 as compared to $1.1 million for the same period in 2005. Total expenses included a non-cash charge of $430,000 during the first quarter ended March 31, 2006 for employee stock-based compensation. As of January 1, 2006 the Company has adopted Statement of Financial Accounting Standards No. 123R and is reporting employee-stock based compensation expense in our GAAP results for the first time.

     Net interest and other income for the first quarter of 2006 was $464,000 as compared to $27,000 in the comparable period of 2005.

     Recent Highlights

     -- Sangamo BioSciences announced the presentation of the first data from a human clinical trial of a ZFP Therapeutic(TM). On April 6, positive results from the Phase 1 human clinical trial of SB-509, the Company's zinc finger DNA-binding protein (ZFP) Therapeutic for the treatment of diabetic neuropathy were presented at the 58th Annual Meeting of the American Academy of Neurology. All of the safety end-points of the study were met. Adverse events were limited to mild injection site reaction, there were no serious drug-related events, and no dose-limiting toxicities were observed. In addition, anecdotal improvements in clinical symptoms were also reported. SB-509 is a ZFP transcription factor (ZFP TF(TM)), engineered to activate or "turn on" the expression of the VEGF-A gene for the treatment of diabetic neuropathy. The Phase I human clinical trial was designed to evaluate the safety and maximum tolerated dose of the ZFP Therapeutic, which in preclinical studies in diabetic rats was shown to reduce disease-induced nerve damage. Sangamo expects to initiate a placebo-controlled, multi-treatment Phase 2 study in diabetic subjects with mild to moderate sensory/motor neuropathy in the second half of 2006.

     -- Data were presented in an oral session at the 13th Conference on Retroviruses and Opportunistic Infections (CROI) from Sangamo's program to develop a ZFP Therapeutic for the treatment of HIV/AIDS. The preclinical data demonstrate that Sangamo's ZFP nuclease (ZFN(TM)) technology can be used to make cells resistant to HIV infection by permanently modifying the DNA sequence encoding CCR5, an essential co-receptor for the entry of HIV into immune cells. In addition, ZFN-modified cells were able to grow in culture under conditions in which they were exposed to HIV for prolonged periods. When CCR5 expression was experimentally restored to the ZFN-modified cells, HIV was once again able to infect them demonstrating the selectivity of the approach. In the second half of 2006, Sangamo expects to initiate a Phase 1 clinical trial to test this HIV ZFP Therapeutic.

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     --   Expansion of existing research collaboration agreement between Sangamo and Pfizer Inc in the field of enhanced protein production. Under the terms of the agreement, Pfizer will fund further research at Sangamo and Sangamo will use its ZFP gene regulation and ZFN gene modification technology to develop additional improved cell lines for enhanced protein production.

     -- Sangamo announced agreement to utilize MaxCyte's proprietary cell loading system for use in Sangamo's HIV/CCR5 ZFP Therapeutic program. The two companies have initiated a research and development plan to evaluate and further develop the GMP-compliant MaxCyte system to load ZFP-based therapeutics into cells. Sangamo also has the option to utilize MaxCyte's system for ZFP Therapeutics in oncology. The agreement provides Sangamo an option for a commercial license to MaxCyte's technology that includes a supply contract and clinical and commercial milestones to MaxCyte for products developed under the agreement. Under the license, Sangamo has the right to reference MaxCyte's FDA Master File in its regulatory submissions.

     -- Preclinical animal efficacy data were published demonstrating the potential utility of ZFP TFs as a new class of human therapeutics for the treatment of severe late-stage peripheral artery disease (PAD). This stage of PAD, known as critical limb ischemia (CLI), is a major health issue that results in limb loss in a significant number of patients around the world. The authors used an engineered ZFP TF designed to activate the expression of the endogenous VEGF A gene. VEGF A has been extensively documented as an important factor in angiogenesis or blood vessel growth. Using a ZFP TF to increase the expression of this gene and the protein that it encodes in ischemic muscle resulted in statistically significant changes in treated limbs in a number of measures of efficacy. These efficacy end-points included: decreased gangrene of the limb and overall cell death in the treated muscle, increased cell growth and increased blood vessel density and blood flow. The study, reported in the January issue of the FASEB Journal, was conducted in the laboratory of Frank Giordano, M.D., Assistant Professor of Medicine, Cardiovascular Medicine Department at Yale University School of Medicine. Sangamo scientists developed the VEGF ZFP Therapeutic under an agreement with Edwards Lifesciences. Edwards is currently testing it in a Phase 1 human clinical trial for CLI at the Duke University Medical Center. Edwards has stated that it intends to initiate a Phase 2 trial for this indication in 2006.

     Conference Call and Webcast

     Sangamo will host a conference call today at 2:00 p.m. PDT, which will be open to the public via telephone and webcast. During the conference call, the company will review the financial results and discuss other business matters.

     The conference call dial-in numbers are 800-510-0146 for domestic callers and 617-614-3449 for international callers. The passcode for the call is 37541291. Participants may access the live webcast via a link on the Sangamo BioSciences website http://phx.corporate-ir.net/phoenix.zhtml?c=120938&p=irol-IRHome in the Investor Relations section under "Company Overview." For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 4:00 p.m. PT on May 1, 2006 to 9:00 p.m. PT on May 8, 2006. The conference call replay numbers for domestic and international callers are 888-286-8010 and 617-801-6888 respectively. The conference ID number for the replay is 80250820. The webcast will be available on the Sangamo website for two weeks after the call.

     About Sangamo BioSciences, Inc.

     Sangamo BioSciences, Inc is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The most advanced ZFP Therapeutic(TM) development programs are currently in Phase I clinical trials for evaluation of safety in patients with peripheral artery disease and diabetic neuropathy. Other therapeutic development programs are focused on ischemic heart disease, congestive heart failure, cancer, neuropathic pain, and infectious and monogenic diseases. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TF(TM)) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP Nucleases (ZFNs) for therapeutic gene modification as a treatment and possible cure for a variety of monogenic diseases such as sickle cell anemia and for infectious diseases such as HIV. Research at Sangamo is partially funded by an Advanced Technology Program (ATP) grant awarded by the National Institute of Standards and Technology (NIST). For more information about Sangamo, visit the company's web site at www.sangamo.com or www.expressinglife.com

     This press release may contain forward-looking statements based on Sangamo's current expectations. These forward-looking statements include, without limitation, references to the research and development of novel ZFP TFs and ZFNs, clinical trials and therapeutic applications of Sangamo's ZFP technology platform. Actual results may differ materially from these forward-looking statements due to a number of factors, including technological challenges, Sangamo's ability to develop commercially viable products and technological developments by our competitors. See the company's SEC filings, and in particular, the risk factors described in the company's Annual Report on Form 10-K and its most recent 10-Q. Sangamo assumes no obligation to update the forward-looking information contained in this press release.

SELECTED FINANCIAL DATA
(in thousands, except per share data)
(unaudited)

                                                 Quarter Ended March 31,
                                                 -----------------------
                                                    2006         2005
                                                 ----------   ----------
Consolidated Statement of Operations Data:
Total revenues                                   $    2,136   $      256
Operating expenses:
  Research and development                            3,589        2,695
  General and administrative                          1,755        1,141
    Total operating expenses                          5,344        3,836
Loss from operations                                 (3,208)      (3,580)
Interest and other income, net                          464           27
Net loss                                         $   (2,744)  $   (3,553)
Basic and diluted net loss per common share      $    (0.09)  $    (0.14)
Shares used in computing basic and diluted net
 loss per common share                               30,600       25,337

                                         March 31,    December 31,
                                          2006            2005
                                       ------------   ------------
                                              (Unaudited)
Condensed Balance Sheet Data:
Cash, cash equivalents, investments,
 and interest receivable               $     42,738   $     47,174
Total assets                                 44,050         48,983
Total stockholders' equity                   35,575         37,814

SOURCE  Sangamo BioSciences, Inc.
    -0-                             05/01/2006
    /CONTACT: Elizabeth Wolffe, Ph.D., of Sangamo BioSciences, Inc., +1-510-970-6000, ext. 271, or ewolffe@sangamo.com; or Justin Jackson (media) of Burns McClellan, Inc., +1-212-213-0006, for Sangamo BioSciences, Inc./
    /Web site:  http://www.sangamo.com/